Exhibit 10.29

GMAC COMMERCIAL FINANCE LLC

AMENDED AND RESTATED

COLLECTION SERVICES FACTORING AGREEMENT

Rafaella Apparel Group, Inc.

1411 Broadway

New York, New York 10018

Reference is made to the Factoring Agreement entered into between us dated June 20, 2005, as the same may have been amended and supplemented from time to time (the “Original Factoring Agreement”). Effective as of December 16, 2008, GMAC COMMERCIAL FINANCE LLC and RAFAELLA APPAREL GROUP, INC. agree that the Original Factoring Agreement is hereby amended and restated in its entirety as follows:

Factor shall act as Client’s factor upon the following terms and conditions:

1.              DEFINITIONS

All initially capitalized terms used in this agreement are defined in Rider I attached hereto.  All other terms used herein, unless otherwise defined herein, shall have the meanings given such terms in the UCC.

2.              SALE OF ACCOUNTS AND SECURITY INTEREST

(a)          Factor hereby assigns and sells without representation or warranty to Client, as absolute owner, and Client hereby purchases from Factor, all Accounts previously purchased by and assigned to Factor by Client under (and as defined in) the Original Factoring Agreement and in respect of which the Settlement Date has not occurred prior to the date hereof (the “Re-Assigned Accounts”).

(b)         (i) Client hereby assigns and sells to Factor, as absolute owner, and Factor hereby purchases from Client, on the date hereof, the Re-Assigned Accounts; and (ii) Client hereby agrees to assign and sell to Factor, as absolute owner, and Factor hereby agrees to purchase from Client, on the relevant Settlement Date as described below, all Accounts (other than, for the avoidance of doubt, the Re-Assigned Accounts) created on or after the Effective Date that are specifically assigned hereunder by Client to Factor from time to time which arise from Client’s sale of merchandise or rendition of services, together with the Supporting Obligations, General Intangibles, and Documents arising therefrom and related thereto, together with rights of stoppage in transit, replevin, repossession, reclamation, and other rights and remedies of an unpaid vendor.  Factor’s purchase of, and acquisition of title to, each Account will be effective as of the respective Settlement Date as to each Account.  Prior to the respective Settlement Date as to an Account, Factor shall provide services under this agreement as Client’s collection services agent and title to each Account until the respective Settlement Date shall remain vested in Client.

(c)          Client hereby grants to Factor a continuing security interest in all of the Collateral as security for all Obligations.

3.              CUSTOMER CREDIT APPROVAL

(a)  Client shall submit to Factor the principal terms of each Customer order for Factor’s written credit approval. Factor may, in Factor’s discretion, approve all or a portion of a Customer order, either by establishing a credit line limited to a specific amount for a specific Customer, or by approving all or a portion of a specific order.  No credit approval shall be effective unless: (i) the goods are shipped or the services rendered within the time specified in Factor’s written credit approval or, if no time is specified, within forty-five (45) days after the approval is given, (ii) the corresponding invoice is assigned to and received by Factor within ten (10) business days from ship date, and (iii) the sales terms are approved by Factor on the ship date.  After Customer has accepted the goods or performance of the services, Factor shall then have the Credit Risk on the Account (but not the risk of non-payment for any other reason), to the extent of the dollar amount specified in the credit approval for the specific order or, where Factor has established a credit line for the Customer, to the extent of availability on the credit line from time to time.  Notwithstanding anything herein to the contrary, Factor shall not have Credit Risk on (i) Accounts evidenced by invoices for the purchase and sale of samples and invoices of less than Two Hundred Fifty Dollars ($250.00), and (ii) Accounts created with a Customer while that Customer is sixty (60) days or more past due on any invoice from Client.  Factor may withdraw Factor’s credit approval or withdraw or adjust a credit line at any time before Client ships the goods or renders the services.

Only credit approvals and Factor’s withdrawal thereof communicated to Client in writing, transmitted electronically or entered on Client’s internet accessible account information shall be effective.

(b)  Factor’s Credit Risk, if any, on an Account shall immediately terminate without any action on Factor’s part in the event that (i) any representation, warranty or covenant by Client as to the Account is breached; or (ii) there is any change in the selling terms or dating without Factor’s prior written approval; or (iii) Customer asserts a Dispute; or (iv) Factor credits Client with payment of the purchase price for the Account; or (v) Client over-ships Factor’s then effective credit approval by 50%; or (vi) this agreement is terminated.  Factor may charge back to Client, at any time, including after the Settlement Date, the uncollected gross face amount of any

Account (or portion thereof) on which Factor’s Credit Risk has been terminated.  Such action on Factor’s part shall not be deemed a reassignment of such Account and will not impair Factor’s rights or security interest therein, which will continue to be effective until this agreement is terminated and all Obligations are fully satisfied.

(c)  Notwithstanding the foregoing, each Re-Assigned Account shall be deemed approved by Factor, and Factor shall have the Credit Risk on each Re-Assigned Accounts to the extent that Factor had assumed and retained the Credit Risk for such Re-Assigned Accounts under the Original Factoring Agreement and subject to the terms and conditions of this agreement.

4.              PAYMENT OF PURCHASE PRICE

The purchase price of Accounts is the Net Face Amount thereof less Factor’s commission.  The purchase price will be credited to Client on the Settlement Date.  Factor may withhold Reserves from any amount credited or to be credited to Client or otherwise payable to Client.  Notwithstanding anything to the contrary herein, if any payment to be made to Client hereunder in respect of any Account would be prohibited under, or would be in violation of, any law, rule, code or regulation of the United States or any state thereof, including, without limitation, regulations of the Office of Foreign Assets Control of the United States Department of the Treasury, Factor’s Credit Risk, if any, with respect to such Account shall immediately terminate and Client hereby authorizes and directs Factor to remit the proceeds of any such payment in accordance with the directions of any applicable governmental authority and, thereafter, Factor shall have no further obligation to Client with respect to such Account or the proceeds thereof.

5.              COMMISSIONS, FEES

For Factor’s services, Factor shall charge to Client (without duplication of any previous charges in respect of any Re-Assigned Accounts under the Original Factoring Agreement):

(a)          for each Account specifically assigned hereunder, as of the date of its creation, excluding the Re-Assigned Accounts and any other Accounts arising through credit card transactions and sales where Client does not extend terms to the Customer, but including all other Accounts (excluding Re-Assigned Accounts), even where such Account is not specifically assigned to Factor, a commission at the rate of (x) three-tenths of one percent (0.30%) percent) of the gross face amount of the invoice with respect to which the Customer is Macy’s Department Stores or Belk, Inc.; or (y) four—tenths of one percent (0.40%) of the gross amount of each invoice evidencing any other Account, in either case created during such month for selling terms not exceeding sixty (60) days including dating, plus an additional one-quarter of one percent (0.25%) for each additional thirty (30) days or portion thereof of selling terms, provided, however, that if Client changes the terms of any invoice, then the commission on the gross face amount of that invoice shall be the applicable commission set forth above, plus one-quarter of one percent (0.25%) for each thirty (30) days or portion thereof of such change, plus an additional five one hundredths of one percent (0.05%) if the invoice is not transmitted to Factor electronically in a format acceptable to Factor.  Factor’s commission on any invoice evidencing an Account shall not be less than Two Dollars ($2.00); and

(b)         notwithstanding anything to the contrary herein, Factor may from time to time impose surcharges upon the commissions set forth in Paragraph 5(a) with respect to invoices owing by Specified Customers.  Schedule 5(b) hereto is the current schedule of the Specified Customers and the surcharge for each.  Factor may, in its sole discretion, revise Schedule 5(b), which revisions shall become effective (i) three (3) business days after the initial posting thereof on Factor Website or (ii) seven (7) business days after the deposit thereof in the U.S. mail, addressed to Client’s address appearing on the signature page of this agreement (or such other address as later provided in writing).

(c)          as of the last day of each month, interest on the actual daily balance of all Obligations which are outstanding during such month at the Borrowing Rate.  Upon and after the occurrence of an Event of Default, and during the continuance thereof, all Obligations shall bear interest at the Default Rate. Interest, at the Borrowing Rate from Settlement Date to the date of chargeback, shall also be charged where Factor’s Credit Risk on an unpaid Account is terminated after the Settlement Date. Interest shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

6.              STATEMENTS

Factor will make available to Client a monthly statement of account, which shall be fully binding on Client and constitute an account stated, unless, within forty-five (45) days after such statement is made available to Client, Client gives Factor specific written notice of exceptions.

7.              [RESERVED]

8.              REPRESENTATIONS, WARRANTIES AND COVENANTS

For as long as this agreement is in effect, or Obligations remain outstanding, Client hereby represents, warrants and covenants:

(a)          Each Account is a bona fide, enforceable obligation created by the absolute sale and delivery of goods or the rendition of services in the ordinary course of business; each Account is due from a Customer located in the United States, Puerto Rico or Canada and is payable in United States dollars; each Account is due and payable no more than sixty (60) days from date of invoice; the Customer is unconditionally obligated to pay at maturity the full amount of each Account and will not withhold payment on account of

Dispute; all documents arising out of or relating to each Account are genuine.

(b)         Client has good title to the Collateral, subject only to Factor’s right, title and interest therein.

(c)          The FACTORING AGREEMENT INFORMATION CERTIFICATION AND ACKNOWLEDGEMENT FORM completed by Client and delivered to Factor, is and shall remain accurate in all material respects.

(d)         Client shall furnish to Factor, annual audited financial statements within one hundred twenty (120) days after the end of each fiscal year fairly presenting the financial position and results of operations of Client as at and for such year and prepared in accordance with generally accepted accounting principles, certified by the respective presidents or chief financial officers and reviewed, by an independent certified public accountant acceptable to Factor.  Client shall, at Client’s expense, furnish Factor with other financial and operational information requested by Factor from time to time.  Client shall furnish to Factor a monthly report of all Client sales not factored with Factor within fifteen (15) days after the end of each month.

(e)      Client shall immediately notify Factor in writing if Client obtains knowledge of any material adverse change in the condition, financial or otherwise, of any Customer for which Client requests or has received Factor’s credit approval.  Client shall immediately notify Factor in writing of any merchandise returns, Disputes, discounts, anticipation reductions, other unilateral deductions taken by Customers, or credits and allowances issued to Customers.  Client will settle all Disputes at no cost or expense to Factor.  Should Factor so elect, Factor may at any time in Factor’s discretion (i) withdraw Client’s authority to issue credits to Client’s Customers without Factor’s prior written consent; (ii) litigate Disputes or settle them directly with the Customers on terms acceptable to Factor; or (iii) direct Client to set aside, identify as Factor’s property and procure insurance satisfactory to Factor on any Returned Goods.  Client shall restock and resell All Returned Goods unless Factor directs otherwise.

(f)        CLIENT WILL NOT PERMIT OR GRANT A LIEN OR SECURITY INTEREST IN ANY OF THE COLLATERAL OR IN ANY OF CLIENT’S INVENTORY, OR TRANSFER ANY OTHER INTEREST IN ANY OF THE COLLATERAL, TO ANYONE EXCEPT FACTOR WITHOUT (I) FACTOR’S PRIOR WRITTEN CONSENT OR (II) THE DELIVERY TO FACTOR OF AN INTERCREDITOR AGREEMENT, IN FORM AND SUBSTANCE ACCEPTABLE TO FACTOR IN ITS SOLE DISCRETION, EXECUTED BY FACTOR AND THE PARTY RECEIVING SUCH SECURITY INTEREST OR OTHER INTEREST.

(g)     Client is and shall remain in compliance with all applicable laws, regulations and rules and each Account is created in a transaction which complies with all applicable laws, regulations and rules.

(h)     Client, at Client’s expense, shall take all actions requested by Factor, from time to time, to establish, maintain, and enforce a perfected, first-priority security interest in the Collateral in favor of Factor. Client irrevocably and unconditionally authorizes Factor to file such financing statements, together with any amendment and continuations with respect thereto, with respect to the Collateral naming Factor or Factor’s designee as the secured party and Client as debtor, as Factor may require.  Client agrees that the foregoing authorizations shall be irrevocable while this agreement remains in effect and thereafter until Factor receives final payment and satisfaction in full of all Obligations.

(i)       Upon Factor’s request, Client shall, at Client’s expense, duly execute and deliver, or shall cause to be duly executed and delivered, to Factor such further instruments and do and cause to be done such further acts as may be necessary or proper in Factor’s reasonable judgment to effectuate the provisions and purposes of this agreement.

(j)       The execution, delivery and performance of this agreement and of the documents executed in connection herewith (i) are within Client’s corporate powers, have been duly authorized, are not in contravention of law or the terms of such Client’s by-laws, certificate of incorporation or other applicable documents relating to Client’s formation or to the conduct of Client’s business or of any material agreement or undertaking to which Client is a party or by which Client is bound, and (ii) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any interest in any asset of Client under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Client or its property is a party or by which it may be bound.

9.              INVOICING AND PAYMENTS

(a)                Each of Client’s invoices and all copies thereof shall bear a notice acceptable to Factor that Client has agreed to assign such invoice to, and it is payable only to, Factor at a location designated by Factor.  With respect to each such invoice, Client shall either (i) furnish Factor with a legible duplicate original of the invoice and a confirmatory assignment thereof, or (ii) electronically transmit to Factor the invoice details and an assignment schedule in a format acceptable to factor.  Client’s failure to furnish such specific assignments shall not adversely affect Factor’s rights.  Client shall procure and furnish to Factor at Factor’s request satisfactory evidence of each shipment and delivery or rendition of services. For electronically transmitted invoices, Client shall, at Factor’s request, (i) retain and furnish to Factor legible copies of sales schedules and registers and duplicate originals of the invoices, and (ii) reproduce for Factor any and all such electronic transmissions.  Each invoice shall bear the terms stated on the Customer’s order, as submitted to Factor.  Client shall deliver to Factor, in the form received, any payments received by Client from Customers with such payment held in trust for Factor when received by Client after the corresponding Settlement Date for the underlying Account.  Client irrevocably authorizes Factor to endorse Client’s name on all checks and other forms of payment.  Regardless of actual application in accordance with Customer instructions, remittance advice or otherwise, each Customer payment shall first reduce Factor’s then aggregate Credit Risk with respect to such Customer, with any Customer payment or a portion thereof reducing Client’s Credit Risk with respect to such Customer only after Factor’s Credit Risk has been fully retired.  Factor shall not be liable for any selling expenses, orders, purchases, contracts, taxes or other liabilities of any kind resulting from any of Client’s transactions, and Client agrees to indemnify Factor and hold Factor harmless with respect thereto, which indemnity shall survive termination of this agreement.

(b)         Factor shall have the right to communicate with and instruct the Customers on Client’s Accounts to make payments in respect thereof directly to Factor.

10.             TERMINATION

(a)          This agreement shall remain in full force and effect until terminated as follows:

(i)             Factor may terminate this agreement at any time upon sixty (60) days prior written notice to Client.  If not so terminated, this agreement shall remain in full force and effect unless Client gives Factor no less than sixty (60) days prior written notice of termination; or

(ii)          Upon the occurrence of an Event of Default, Factor may terminate this agreement at any time without notice.

(b)         On the effective date of termination all Obligations shall become immediately due and payable in full without further notice or demand.  Factor’s rights with respect to Obligations arising out of transactions having their inception prior to the effective date of termination will not be affected by termination.  Without limiting the foregoing, all of Factor’s security interests and other rights in and to all Collateral shall continue to be operative until the later of (i) the last day of the Term, (ii) all Obligations have been fully and finally satisfied (iii) or Client has given Factor an indemnity satisfactory to Factor in its sole discretion.

11.       REMEDIES AND LIMITATION OF LIABILITY

(a)          Factor’s rights and remedies under this agreement will be cumulative and not exclusive of any other right or remedy Factor may have hereunder or under the UCC or otherwise.  Without limiting the foregoing, if Factor exercises Factor’s rights as a secured party Factor may, at any time or times, without demand, advertisement or notice, all of which Client hereby waives, sell the Collateral, or any part of it, at public or private sale, for cash, upon credit, or otherwise, at Factor’s sole option and discretion, and Factor may bid or become purchaser at any such sale, free of any right of redemption which Client hereby waives.  After application of all Collateral to Client’s Obligations (in such order and manner as Factor in Factor’s sole discretion shall determine), Client shall remain liable to Factor for any deficiency.

(b)         Factor shall have the right, in Factor’s sole discretion, to determine which rights, liens, security interests or remedies Factor may at any time pursue, relinquish, subordinate, or modify or to take any other action and incur any costs or expenses with respect thereto and such determination will not in any way modify or affect any of Factor’s rights hereunder.  Failure by Factor to exercise any right, remedy or option under this agreement or delay by Factor in exercising the same will not operate as a waiver.  No waiver by Factor will be effective unless Factor confirms it in writing and then only to the extent specifically stated.

(c)          Factor shall have no liability hereunder (i) for any losses or damages (including, without limitation, incidental, special, exemplary, punitive or consequential damages) resulting from Factor’s refusal to assume, or delay in assuming, the Credit Risk, or any malfunction, failure or interruption of communication facilities, or labor difficulties, or other causes beyond Factor’s control; or (ii) for indirect, special or consequential damages arising from accounting errors with respect to Client.  Except as prohibited by law, Client waives any right which it may have to claim or recover in any litigation with Factor any incidental, special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Client: (A) certifies that neither Factor nor any representative, agent or attorney acting for or on behalf of Factor has represented, expressly or otherwise, that Factor would not, in the event of litigation, seek to enforce any of the waivers provided for in this agreement or any of the Other Documents and (B) acknowledges that in entering into this agreement and the Other Documents, Factor is relying upon, among other things, the waivers and certifications set forth in this Paragraph 10(c) and elsewhere herein and in the Other Documents.

12.             INDEMNITY

Client shall indemnify Factor for all claims, losses, costs and expenses incurred by Factor in connection with Accounts for which Factor does not have the Credit Risk, Accounts factored on a full recourse basis, Accounts which are unpaid at maturity for reasons other than Customer’s financial inability to pay, and claims, losses, costs, and expenses related to recovery of a Customer payment with respect to any account where such payment is alleged to be “preferential” under bankruptcy and insolvency laws and claims based on any theory which would characterize Factor’s receipt of Customer payment with respect to any account as a recoverable preference in bankruptcy, and Factor’s attorney’s fees and defense costs associated therewith.  This indemnity shall survive the termination of this agreement.

13.       GENERAL

(a)          Factor may charge to Client the amount of reasonable legal fees (including, without limitation, fees, expenses and costs payable or allocable to attorneys retained or employed by Factor) and other costs, fees and expenses incurred by Factor in negotiating or preparing this agreement and any legal documentation required by Factor or requested by Client in connection with this agreement or any amendments or supplements thereof, or in enforcing Factor’s rights hereunder or in connection with the litigation of any controversy arising out of this agreement, or in protecting, preserving or perfecting Factor’s interest in any Collateral, including without limitation all costs incurred or payable with respect to any Collateral, and the costs of all public record filings, field examinations, appraisals and searches relating to Client or any Collateral.  Factor may also charge to Client’s account all charges for wire transfers and the fees set forth on the Supplemental Services Schedule posted on Factor Website.  Factor may, in its sole discretion, revise such Supplemental Services Schedule, which revisions shall be effective (i) three (3) business days after the initial posting thereof on the Factor Website or (ii) seven (7) business days after the deposit thereof in the U.S. mail, addressed to Client’s address appearing on the signature page of this agreement (or such other address as later provided in writing).  Client’s Obligations under this paragraph shall survive termination of this agreement.

(b)         This agreement cannot be changed or terminated orally and is for the benefit of and binding upon the parties and their respective successors and assigns except that Client may not assign or transfer any of Client’s rights or obligations under this Agreement without Factor’s prior written consent, and no such assignment or transfer of any such obligation shall relieve Client thereof unless Factor has consented to such release in a writing specifically referring to the obligation from which Client is to be released.  This agreement, and any concurrent or subsequent written supplements thereto or amendments thereof signed by both of Factor and Client, represent the entire understanding of the parties and supersede all inconsistent agreements and communications, written or oral, between Client’s and Factor’s officers, employees, agents and other representatives. Any notice permitted or provided for hereunder shall be given as of (i) the date of receipt if delivered to the address for Client or Factor, as the case may be, appearing on the signature page of this Agreement (or such other address as later provided in writing), first class mail, return receipt requested or (ii) the date delivery is first attempted, if returned undelivered.

(c)          All Obligations shall be paid at Factor’s office in New York, New York.

(d)         This agreement shall be governed by and construed according to the laws of the State of New York without giving effect to its choice of law principles.

(e)          Client agrees that all actions and proceedings arising out of or relating directly or indirectly to this agreement, any Other Documents or any other Obligations shall be litigated in any local, state or federal court located in the City of New York, State of New York, that such courts are convenient forums, and that Client submits to the personal jurisdiction of such courts.  Client hereby consents to service of process by registered or certified mail, return receipt requested, directed to Client at Client’s address set forth above, and Client agrees that service so made shall be deemed complete five (5) days after the date of mailing.

(f)            TO THE EXTENT LEGALLY PERMISSIBLE, BOTH CLIENT AND FACTOR WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENTS.

(g)         Client authorizes Factor to use Client’s name and logo and testimonials provided by Client in national and regional publications, brochures, tombstones, and other printed and web-based sales and marketing materials.

(h)         This agreement shall not be effective unless signed by Client and Factor below.

IN WITNESS WHEREOF, each of Factor and Client has executed this agreement as of the Effective Date.

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Chad Spooner

Title: Chief Financial Officer

Address:	1411 Broadway
New York, New York 10018

ACCEPTED:

GMAC COMMERCIAL FINANCE LLC

By:	/s/ Andrew Rogow

Title: Senior Vice President

Address:	1290 Avenue of the Americas
New York, New York 10104

RIDER I

FACTORING AGREEMENT

between

GMAC COMMERCIAL FINANCE LLC

and

RAFAELLA APPAREL GROUP, INC

DEFINITIONS

“Account” shall have the meaning set forth in the UCC and, except whether the context suggests otherwise, shall include the Re-Assigned Accounts.

“Actual Commission” shall mean the aggregate amount of commissions actually charged to Client in each quarter of each Contract Year.

“Borrowing Rate” for each month shall mean an interest rate per annum which is one percent (1%) in excess of the average Prime Rate in effect during such month; provided , however, that said interest rate shall not be less than six percent (6%) and shall in no event be higher than the rate permitted by New York law.

 “Client” shall mean Rafaella Apparel Group, Inc.

“Collateral” shall mean and include all of Client’s present and future Accounts specifically assigned to Factor by Client from time to time, Chattel Paper and Instruments, and all Supporting Obligations, General Intangibles and Documents arising out of or relating to the foregoing; Returned Goods; credit balances and other property of Client held or received by Factor; rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor; and Records relating to and all proceeds of the foregoing property and rights.

“Collection Settlement Date” shall mean three (3) business days after the day (i) on which invoice payment is received by Factor, if delivered by wire transfer and credited to Factory by 3:00 p.m. (Eastern Standard Time), or (ii) the day following receipt by Factor, at Factor’s payment address or by wire transfer credited after 3:00 p.m. (Eastern Standard Time).

“Contract Year” shall mean the twelve-month period starting on December     , of each year.

“Credit Risk” shall mean the risk of loss resulting solely and exclusively from the financial inability of Customer to pay an Account at maturity.  Credit Risk shall not include such Customer’s inability, financial or otherwise, to pay an Account at maturity due to war, civil strife, currency restrictions or foreign political impediments.

“Customer” shall mean and include the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Client, pursuant to which Client is to deliver any personal property or perform any services.

“Default Rate” shall mean an interest rate per annum which is two percent (2%) in excess of the Borrowing Rate.

“Dispute” shall mean any cause for nonpayment of an Account, or claim or deduction to recover an amount already paid, regardless of merit, including, without limitation, Customer return or rejection of goods, any alleged defense, counterclaim, offset, dispute or other claim whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence, except for financial inability of Customer to pay an Account at maturity.

 “Document” shall have the meaning set forth in the UCC.

“Effective Date” shall mean the date set forth in the introductory paragraph of this agreement.

“Event of Default” shall mean the occurrence of any of the following events: Client shall breach any representation, warranty, term or other provision of this agreement or any other agreement between Factor and Client; Client shall fail to pay any Obligation when due; any guaranty of the Obligations shall be terminated or revoked; a default or breach by a guarantor under a Guaranty held by Factor; ownership or control of twenty percent (20%) or more of Client’s aggregate outstanding stock, stock equivalents and any other equity changes after the Effective Date; any other significant change in the identity of those in control of Client (whether or not qualifying under the preceding “20%” provision) or any significant change in Client’s management occurs after the Effective Date; Client shall suspend business, sell all or a significant portion of Client’s assets, become insolvent or unable to pay debts as they mature, make an assignment for the benefit of creditors, or apply for an extension from creditors; a receiver or trustee shall be appointed for Client or Client’s property; Client’s property shall become subject to any lien or attachment other than in favor of Factor; a petition under the United States Bankruptcy Code shall be filed by or against Client; or Client shall seek relief under any other insolvency statute, federal, state or other.

“Factor” shall mean GMAC Commercial Finance LLC.

“Factor Website” shall mean Factor’s CHOICE System or any successor on-line websites designated by Factor for such purpose.

“General Intangible” shall have the meaning set forth in the UCC.

“Instrument” shall have the meaning set forth in the UCC.

 “Inventory” shall have the meaning set forth in the UCC.

“Net Face Amount” shall mean the gross face amount of the invoice, less returns, discounts (which shall be determined by Factor where optional terms are given), anticipation reductions or any other unilateral deductions taken by Customers, and credits and allowances to Customers of any nature.

“Obligations” shall mean and include all debts, liabilities, obligations, covenants, duties and amounts of any nature whatsoever, for which Client is now or hereafter obligated to Factor (or to any corporation that directly or indirectly controls or is controlled by or is under common control with Factor, including without limitation any parent, subsidiary and affiliate of Factor), of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether arising under this or any other present or future agreement or other documentation, or by operation of law or otherwise, now existing or hereafter arising (whether before or after the filing of any petition in bankruptcy by or against Client or the commencement of any other insolvency proceeding, including but not limited to an assignment for the benefit of creditors), including, without limitation, any debt, liability or obligation now or hereafter owing from Client to others, including without limitation any other present or future client(s) of Factor, which Factor may have obtained or may obtain, by purchase, assignment, participation or otherwise, and further including without limitation, all commissions, interest, charges or any other payments Client is required to make to Factor, together with all expenses and attorneys’ fees and costs chargeable to Client or incurred by Factor in connection with Client, whether provided for herein or in any such other agreement or documentation.  Without limiting the foregoing, Obligations shall include the amounts of all interest, commissions, customer late payment charges and bank related charges, costs, fees, expenses, taxes and all Accounts charged or chargeable to Client hereunder.

“Other Documents” shall mean, collectively, all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Client or any third party in connection with this agreement.

 “Prime Rate” shall mean the “Prime Rate” publicly announced or published by Bank of America, N.A., such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.

“Re-Assigned Accounts” shall have the meaning set forth in paragraph 2(a) of this agreement.

“Records” shall mean all of Client’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, ledger sheets, bills of lading and other shipping evidence, statements, files, correspondence, memoranda, documents, credit files, business papers and other data relating to the Collateral or any Customer, together with the computer software (whether owned by Client or in which it has an interest), computer programs, tapes, disks, diskettes and other data and software storage media and devices, computers, file cabinets or containers in or on which the foregoing are stored (including, without limitation, any of Client’s rights with respect to the foregoing maintained with or by any other person).

“Reserves” shall mean all Obligations then chargeable to Client, as well as Obligations which may, in Factor’s sole discretion, be chargeable to Client thereafter, and, in Factor’s sole discretion, reductions on account of the Collateral, results of operations, changes in business plans, disputes, deductions, credits, or any other matter which, in Factor’s sole discretion, may affect repayment of any Obligations.

“Returned Goods” shall mean all merchandise returned or rejected by Customers or repossessed from Customers relating to or securing any Account.

“Settlement Date” shall mean (a) for each Account on which Factor has the Credit Risk and which is not due from a department or chain store, the Collection Settlement Date or the day on which such payment becomes sixty (60) days past due, whichever is earlier, (b) for each Account on which Factor has the Credit Risk and which is due from a department or chain store, the Collection Settlement Date or twenty (20) business days after the day on which Factor receives notice that the Account has been allowed as a claim under the United States Bankruptcy Code, whichever is earlier, and (c) for each Account on which Factor does not have the Credit Risk, the Collection Settlement Date.

“Specified Customers” shall mean Customers designated on Schedule 5(b).

“Supporting Obligation” shall have the meaning set forth in the UCC.

“Term” shall mean the period ending on the next date as of which Client may terminate this agreement under Paragraph 9(a)(i) hereof.

“Trade Names” shall mean all trade names or styles,

trademarks, divisions or other names under which Client conducts business.

“UCC” shall mean the Uniform Commercial Code as in effect on the Effective Date in the State of New York, as from time to time amended.